Exhibit 99.1

Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212/924-5500

NEWS RELEASE

Contact:	William J. Coote
Vice President & Treasurer
212-886-0614
bill.coote@bowne.com

For Immediate Release

Bowne Announces Plan for $150 Million of Proceeds
From Sale of Outsourcing Division

$75 Million Stock Buyback Program and Prepayment of $60 Million Principal
Amount of Private Placement Notes

NEW YORK, December 1, 2004 – Bowne & Co., Inc. (NYSE: BNE) today announced its plans for the use of $150 million of net proceeds from the November 8, 2004 sale of its outsourcing division, Bowne Business Solutions, to Williams Lea.

Approximately $40 million of the proceeds will be returned to shareholders through a common stock buyback of 2.5 million shares, executed through an overnight share repurchase program, up to $35 million has been allocated to an on-going stock repurchase program, and approximately $70 million will be used to retire the $60 million aggregate principal amount of private placement notes outstanding (including approximately $10 million make-whole provision).

“We are taking these actions because they create the greatest value for our shareholders,” said Philip E. Kucera, Bowne’s Chief Executive Officer.

Overnight Share Repurchase

Bowne has repurchased 2.5 million shares, or approximately 7.0 percent, of its outstanding common stock with a portion of the proceeds. The shares were purchased through Bank of America under an overnight share repurchase program at $15.75 per share, for a total cost of approximately $40 million.

In connection with the program, Bank of America will purchase shares in the market over the next nine to twelve months. At the end of the program, Bowne will receive or pay a price adjustment based on the volume weighted average price of shares acquired during the purchase period.

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Open Market Stock Buyback

The Board of Directors also authorized an open market repurchase program to repurchase up to $35 million of the company’s common stock. Over a period of up to two years, the company will purchase shares from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program may be discontinued at any time.

No trading activity has occurred in the public market related to this program prior to issuance of this press release.

Debt Prepayment

Bowne has given notice of its intention to redeem the outstanding principal amount of its $60 million, 7.79% Private Placement Notes in accordance with the terms of the note agreement which, in addition to the principal amount, will require the payment of accrued interest plus a make-whole amount totaling approximately $10 million.

Forward-Looking Statement

The company noted that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, the impact on shareholder value based upon actions taken, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com

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